Exhibit 99.1

NEWS RELEASE Jerry M. Pitts, President, CEO, COO-BSC Phone: (985) 652-0401 Fax: (985) 652-0498 E-Mail Address: jmp@bayousteel.com Web Page: http://www.bayousteel.com PO Box 5000, LaPlace LA 70069-1156

BAYOU STEEL CORPORATION

FOR IMMEDIATE RELEASE

Heaton Appointed Chairman of the
Board of Bayou Steel Corporation

        LaPlace, Louisiana (July 28, 2004) — The Board of Directors of Bayou Steel Corporation today announced the appointment of Robert E. Heaton as Chairman of the Board of Directors. Mr. Heaton served on the board of Bayou Steel from 2002 to 2004 and was a member of the Special Operating Committee during the restructuring of the Company.

    Mr. Charles W. McQueary, outgoing interim Chairman of the Board said, “Bob Heaton brings to Bayou Steel nearly fifty years of successful experience in the metals industry and a proven record as an effective leader. We look forward to Mr. Heaton’s leadership of the board as we draw upon his extensive industry knowledge and strategic guidance.”

    Mr. Jerry Pitts, President, CEO, COO and Director of Bayou Steel commented, “Bob Heaton was instrumental in working with the executive management team to develop the business strategy that facilitated the successful restructuring of the Company. Bob has an excellent understanding of Bayou’s business, challenges and opportunities. I am pleased to have the opportunity to continue working with Mr. Heaton. With Bob’s integrity and energy level I know he will be extraordinarily effective in his role as Chairman.”

    Mr. Heaton presently serves as Lead Director on the board of Wheeling Pittsburgh Corporation, and on the boards of Calstrip Industries, Inc. and Blonder Tongue Laboratories, Inc.

    Mr. Heaton is an engineering graduate of Case Reserve University, Cleveland, Ohio. During his nearly fifty years in the metals industry, he served in various engineering and operational management roles including Executive Vice President of Cyclops Specialty Steel Division (1977-1978), at Washington Steel Corporation as Executive Vice President (1978-1981) and President and CEO (1981-1993), and Vice Chairman at Lukins, Inc. Stainless Group (1993-1995). He served as Chairman of the Specialty Steel Industry of North America (1987-1991).

        Bayou Steel Corporation manufactures light structural and merchant bar products in LaPlace, Louisiana and Harriman, Tennessee. The Company also operates three stocking locations along the inland waterway system near Pittsburgh, Chicago, and Tulsa.